THOMPSON BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C.
         HINE


December 30, 2003


CCMI FUNDS
431 N. Pennsylvania Street
Indianapolis, IN  46204-1806

Re:  CCMI Funds, File Nos. 33-45753 and 811-06561

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 22 to the Registration Statement, File Nos. 33-45753 and 811-06561 (the "Registration Statement"), of CCMI Funds (the "Trust").

     We have examined a copy of the Trust's Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

     Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 22 is effective for purposes of applicable federal and state securities laws, the shares of the CCMI Equity Fund, the CCMI Bond Fund, and the CCMI Tax-Exempt North Carolina Bond Fund (collectively, the "Funds"), if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

     We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 22 to the Registration Statement.

                                                     Very truly yours,

                                                     /S/ Thompson Hine LLP

                                                     Thompson Hine LLP

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